UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SailPoint Technologies Holdings, Inc.

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Company-wide Announcement

To: SailPoint ALL

From: Mark McClain

Subject: An exciting announcement

Moments ago, we announced an agreement to be acquired by Thoma Bravo, a leading software investment firm, in a deal that values SailPoint at $6.9 billion, a 48% premium to the 90-day volume-weighted average price. Upon closing of the acquisition, SailPoint will once again be a private company. Upon closing, our mission will stay the same – to provide industry-leading identity security solutions to our customer. Congratulations, Crew – this is an important milestone and we’re about to embark on an exciting new chapter of the SailPoint story!

Thoma Bravo is one of the premier software investment firms with deep expertise in growing industry-leading brands like SailPoint. Their strong track record of supporting software companies in their growth journeys, combined with significant financial resources and operational expertise, create a unique opportunity for SailPoint. Together, we will further accelerate our mission of providing industry-leading identity security to every enterprise in the world.

SailPoint also has a history of success with Thoma Bravo. As some of you may recall, the firm invested in SailPoint once before in 2014 through our IPO in 2017. Since becoming public, we have experienced tremendous growth while evolving our technology and our business. I know this team well and know that they are aligned with us on the opportunity that lies ahead.

Investors bet on people, and one of the biggest is betting on us. Thoma Bravo is as focused as we are on investing in and growing our business. But most importantly, Thoma Bravo believes in our vision and values a people-centric approach. We will continue to innovate in identity security to deliver the best possible solutions to our customers and to put our people first. And I’m personally committed to ensuring that our core values of Innovation, Integrity, Impact, and Individuals will continue to guide us in this next phase of our journey.

This next chapter for SailPoint is possible because of our market leadership. We have successfully executed to meet the increased global demand for our technology. This is also a testament to each of you, our talented and dedicated crew, who have driven our sustained performance.

I’m proud of the work we’ve done so far. Together, we will continue to architect and deliver the future of identity security.

Please join the Senior Executive Team, along with members of the Thoma Bravo team at an All Hands meeting today. We’ve scheduled two sessions, so join the one that best suits your schedule:

•	9:30 am CDT / 3:30 pm BST: Click this link to join

•	8:00 pm CDT / 9:00 am SGT: Click this link to join

Of note, neither of these sessions will be recorded or replayed, so please make every effort to attend.

Today’s announcement is one step in the process. The transaction is expected to close in the second half of 2022, subject to customary closing conditions, including receipt of stockholder and regulatory approvals. Until the transaction closes, we will continue to operate normally and independently. We expect that today’s announcement will generate increased interest in our company. Consistent with our company policies, please direct any inquiries you receive from the media, investors or analysts to pr@sailpoint.com.

As a reminder on our social media policy, you are a representative of SailPoint and your words could be viewed as SailPoint’s. That can have serious implications for all of us. While you can retweet or share posts that have been published to SailPoint’s corporate social channels, do not voice your own opinions regarding our company and this announcement, or use any unapproved language on social media.

We look forward to speaking with you soon at one of the available sessions.

Confidential. For internal use only.

What did SailPoint announce today?

•	SailPoint announced our intention to become a private company following the completion of a transaction with Thoma Bravo, a leading software investment firm with expertise in security.

•	The all-cash transaction will value SailPoint at approximately $6.9 billion or $65.25 per share.

•	This is a premium of approximately 48% over our three-month volume-weighted average closing share price.

•

At the close of the transaction, which is anticipated to occur in the second half of 2022, subject to the satisfaction of customary closing conditions, SailPoint will become a private company and our stock will no longer trade on the public market.

Why did we agree to partner with Thoma Bravo and agree to again become a private company?

•

We believe that, as a private company, we will have greater flexibility to invest even further in innovation, build on our leadership position and continue to deliver best-in-class identity security solutions to our customers around the globe.

•	We are confident this is a positive outcome for all SailPoint stakeholders, including our crew members.

•	As a public company, we have a responsibility to maximize shareholder value, and the Board determined this all-cash offer provides a very compelling immediate and certain premium.

•	We are also confident this partnership will help us achieve our operational and market ambitions more quickly for the benefit of our customers.

Why is this good for SailPoint? How does it fit into our strategy?

•

This shift to becoming a private company is an opportunity for us to accelerate our growth and scale through greater agility and flexibility to continue to invest in technology innovation and our go to market strategy.

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Given our outstanding performance and momentum, and the size of the transaction, Thoma Bravo is as focused as we are on investing in and growing our business. They believe in our business, recognize our team’s immense talent, and take a collaborative approach to partnering with organizations to drive innovation and expansion.

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While this is an exciting milestone, we aren’t changing our focus or who we are as a company. As a team, we’ll remain singularly dedicated to our customers, providing them with the solutions they need to expertly and efficiently manage identity security across their business.

Who is Thoma Bravo?

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Thoma Bravo is one of the most experienced and successful software investors in the world, having acquired or invested in more than 375 software and technology companies, representing over $190 billion of value.

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Thoma Bravo has deep expertise and experience in security and knows our market well. The team also has significant experience with growth companies and market consolidation which will add tremendous value during this exciting next phase for SailPoint.

•	Thoma Bravo approaches partnerships with a focus on collaboration and an emphasis on building even stronger companies.

What does it mean to be a private company? Does this mean we are a private company today?

•	The shares and other securities of private companies are not publicly traded.

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When the transaction closes, which we expect to occur in the second half of 2022, subject to the satisfaction of customary closing conditions, SailPoint’s common stock will no longer be listed on NYSE, and each SailPoint shareholder will receive $65.25 in cash for each share of SailPoint stock that they own.

•	That said, today’s announcement is just the first step in a process. There are still several customary closing conditions that must be satisfied before the transaction can be completed.

•	Until then, we will remain an independent, publicly traded company, and it is business as usual at SailPoint.

Will our business strategy change because of this transaction?

•	This transaction is about a change in capitalization, not a change in who we are as a company.

•

Thoma Bravo’s approach is to bring further expertise and resources to the table to help companies build even stronger businesses, and we believe that with their partnership, we’ll be able to accelerate SailPoint’s growth and scale at an even faster pace.

Once the transaction closes, how will Thoma Bravo work with SailPoint moving forward?

•	Thoma Bravo is an experienced partner that shares our goals and can provide us with additional resources and expertise to realize them.

•	They believe in our vision while also valuing a people-centric approach and commitment to innovation.

•

The Thoma Bravo team approaches their partnerships with a focus on collaboration and an emphasis on building even stronger companies, and we believe they can help us achieve our operational and market ambitions more quickly for the benefit of our customers.

What does this mean for our crew?

•	We are confident that this transaction is a positive outcome for all SailPoint stakeholders, including our employees.

•

Thoma Bravo is an experienced partner that shares our goals and can provide us with additional resources and expertise to realize them. This transaction is about accelerating our growth and scale – creating an even stronger business that we expect will result in exciting career development opportunities for many employees.

•

It is important to remember that the announcement is just the first step toward completing this transaction, and it is business as usual at SailPoint. We are relying on you to stay focused on your day-to-day responsibilities and to continue serving our customers and accelerating the pace of innovation as you always have.

•	Importantly, our commitment to being as transparent as we can with you remains a priority for SailPoint.

Will there be there be any broad structural changes to the organization?

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Thoma Bravo is as focused as we are on investing in our business and our people for the long-term growth of the company. We will always work to ensure our organizational structure is set up to position us for long-term success, regardless of this transaction.

•	It’s business as usual for all crew members. Nothing will change in your day-to-day work, responsibilities, or reporting relationships prior to close.

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You may see organizational changes that align with our ordinary course of business – these are part of our ongoing growth and normal business practice. We’ll also continue to hire under our current headcount plan.

Does Thoma Bravo plan to continue to invest in innovation within the Company, specifically our product line?

•	Innovation has always been a core element of our success.

•	This transaction is about growth. Given our outstanding performance and momentum, and the size of the transaction, Thoma Bravo is as focused as we are on investing in and growing our business.

•

Thoma Bravo is an experienced partner that shares our goals and can provide us with additional resources and expertise to realize them. We are confident that they are the right partner to help us unlock the next phase of growth for our company.

What happens between now and close?

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Today’s announcement is just the first step in a process. There are still a number of customary closing conditions that must be satisfied before the transaction can be completed, including the approval of our shareholders and receipt of regulatory approvals.

•	Until the transaction closes, which we expect to occur in the second half of 2022, subject to the satisfaction of customary closing conditions, it’s business as usual at SailPoint.

What is a “go-shop”? What happens during this period?

•	During a “go-shop” period, the Board and its advisors can actively initiate, solicit and consider alternative proposals from third parties.

•	In this way, SailPoint can continue to test the market to ensure we are receiving the best possible offer for our shareholders.

•	The agreement includes a “go-shop” period expiring on May 16, 2022. There can be no assurance that this “go-shop” will result in a superior proposal.

When do you expect the transaction to close?

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The transaction is expected to close in the second half of 2022, subject to the satisfaction of customary closing conditions, including approval by SailPoint shareholders and receipt of regulatory approvals.

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Until then, we will remain an independent, publicly traded company, and it is business as usual at SailPoint. We are relying on you to stay focused on your day-to-day responsibilities and to continue serving our customers and accelerating the pace of innovation as you always have.

I’m a hiring manager. What do I tell someone who has accepted a position with SailPoint but hasn’t started yet?

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You can tell pending new hires that SailPoint announced we have entered into a definitive agreement to be acquired by Thoma Bravo, a leading investor in the security space with a proven track record of accelerating growth and product innovation.

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Thoma Bravo’s investment in SailPoint speaks to the growth and value that our crew members have driven together and is a testament to our reputation and momentum. Until the transaction closes, it’s business as usual for all of us at SailPoint.

•

We remain focused on delivering on our commitments to all our stakeholders – our customers, our partners, and our fellow crew members. We’ll continue to execute in our roles to capitalize on our momentum and remain leaders in the identity security space. And we’ll continue to hire under our current headcount plan.

Will this transaction have any impact on my benefits and compensation?

•	There are no planned changes to our general compensation and benefits programs (salaries, bonuses, broad-based employee benefits, sales compensation plans, SPIFFS, etc.).

•	As we will no longer have publicly traded stock following the completion of the transaction, we do expect to make some adjustments to our equity-based programs after we close.

I own SailPoint stock. What will happen to employee stock?

•	For employees who are shareholders of SailPoint, upon closing of the transaction, you will receive $65.25 in cash for each share of SailPoint that you own.

•	This is a premium of approximately 48% over our three-month volume-weighted average closing share price.

•	Until the transaction closes, our stock will continue to trade on the public market.

What happens to my stock options and RSUs?

•	Until close, we remain a public company, and stock options and RSUs that have been granted will continue to vest on their normal vesting schedule.

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At the closing, your outstanding equity awards will be converted into the right to receive a cash payment equal to $65.25, reduced by the per share exercise price for stock options. For vested equity awards, this amount will be paid shortly following the closing of the transaction. Cash payments with respect to unvested equity awards will generally vest and be paid out on the original vesting schedule of the underlying stock option or RSU award, subject to your continued service to SailPoint through the applicable vesting date.

•	When the transaction closes, additional details on your unvested equity will be provided.

Will I continue to be subject to trading windows?

•	Yes. Since we will continue to operate as a public company, all trading windows will still apply.

Will we still make the ESPP purchase in June? What will happen to the ESPP?

•	The current purchase period is scheduled to close on June 3, 2022. Assuming the transaction closes after June 3, 2022, the purchase of shares will occur in accordance with the rules of the Plan.

•	You will not be permitted to enroll in the ESPP or increase your elections going forward.

•	The ESPP will terminate immediately prior to the closing of the transaction and we will no longer offer an ESPP after the closing.

Will we continue to give out ongoing equity?

•	As we will no longer have publicly traded stock following the completion of the transaction, we do expect to make some adjustments to our equity-based programs after the closing.

•	However, while we are still publicly traded, we will continue to grant equity awards under our existing equity compensation programs.

•	More information with respect to our go-forward equity program will be determined and communicated to you as it is finalized.

What if I am new and my equity has not been granted?

•	We will continue our ongoing grant practices and your equity will be confirmed by the Board and will be reflected in your E-trade account.

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Until the transaction closes, which we expect to occur in the second half of 2022, subject to the satisfaction of customary closing conditions, it’s business as usual at SailPoint, including for pending new hires.

Additional Questions

What do I tell customers and partners?

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This ownership change will give us the agility and flexibility we need to aggressively invest in the business from an innovation and go-to-market standpoint. With Thoma Bravo’s growth mindset and financial resources, we can move faster towards making this mission a reality. With the agility that comes from being a private company, we can focus on delivering the innovation our customers and partners have come to know and love from us, but at a quicker pace.

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Our goal is to provide even deeper identity security visibility and the control our customers need to secure and speed their business. While we may be joining forces with Thoma Bravo, our unwavering commitment to both our partners and to our customers remains stronger than ever. SailPoint as a company remains the same.

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Customers and partners are going to want to know what this means to them. They will receive an email message from Mark on April 11, 2022. Once the email goes out, be on the lookout for customers and partners reaching out to get more clarity. Please also reach out to your manager if you have further questions on how to handle specific customer or partner inquiries.

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We believe that, as a private company, we will be even more agile with greater flexibility to continue investing in innovation and building on our leadership position, which will enable us to be an even better partner to our external stakeholders.

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Importantly, we remain singularly dedicated to our customers, providing the protection and visibility that helps organizations keep their people safe from cyber threats, and the excellent support for which SailPoint is known.

What should I do if I am contacted by media or third parties about the transaction?

•	Please do not respond to any inquiries and instead direct them to pr@sailpoint.com.

What can I share on social media?

•	At this time, we are still a public company, and so we are limited by what information we share and how we promote it.

•	Once you see the official press release shared on SailPoint’s Twitter and LinkedIn feeds, you may either retweet or ‘favorite’ the tweet or share the post on LinkedIn.

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However, you cannot add any additional color commentary when sharing the SailPoint post on your own personal page, and you should also not share/tweet/favorite/like any media articles that mention this transaction.

Important Information and Where to Find It

In connection with the proposed transaction between SailPoint and Thoma Bravo, SailPoint will file with the SEC a Proxy Statement, the definitive version of which will be sent or provided to SailPoint stockholders. SailPoint may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Proxy Statement or any other document which SailPoint may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the Proxy Statement (when it is available) and other documents that are filed or will be filed with the SEC by SailPoint through the website maintained by the SEC at www.sec.gov, SailPoint’s investor relations website at https://investors.sailpoint.com/ or by contacting the SailPoint investor relations department at the following: investor@sailpoint.com.

Participants in the Solicitation

SailPoint and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SailPoint’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in SailPoint’s proxy statement for its 2022 annual meeting of stockholders, which was filed with the SEC on March 18, 2022. SailPoint stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of SailPoint directors and executive officers in the transaction, which may be different than those of SailPoint stockholders generally, by reading the Proxy Statement and any other relevant documents that are filed or will be filed with the SEC relating to the proposed transaction. You may obtain free copies of these documents using the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are based on SailPoint’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by SailPoint and Thoma Bravo, all of which are subject to change. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “potentially,” “estimate,” “continue,” “expect,” “target,” similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. All forward-looking statements by their nature address matters that involve risks and uncertainties, many of which are beyond our control, and are not guarantees of future results, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements, including the failure to consummate the proposed transaction or to make or take any filing or other action required to consummate the transaction on a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements and caution must be exercised in relying on forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction on anticipated terms and timing, including obtaining shareholder and regulatory approvals, anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of SailPoint’s business and other conditions to the completion of the transaction; (ii) the impact of the COVID-19 pandemic on SailPoint’s business and general economic conditions; (iii) SailPoint’s ability to implement its business strategy; (iv) significant transaction costs associated with the proposed transaction; (v) potential litigation relating to the proposed transaction; (vi) the risk that disruptions from the proposed transaction will harm SailPoint’s business, including current plans and operations; (vii) the ability of SailPoint to retain and hire key personnel; (viii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; (ix) legislative, regulatory and economic developments affecting SailPoint’s business; (x) general economic and market developments and conditions; (xi) the evolving legal, regulatory and tax regimes under which SailPoint operates; (xii) potential business uncertainty, including changes to existing business relationships, during the pendency of the merger that could affect SailPoint’s financial performance; (xiii) restrictions during the pendency of the proposed transaction that may impact SailPoint’s ability to pursue certain business opportunities or strategic transactions; and (xiv) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as SailPoint’s response to any of the aforementioned factors. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the Proxy Statement to be filed with the SEC in connection with the proposed transaction. While the list of factors presented here is, and the list of factors presented in the Proxy Statement will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on SailPoint’s financial condition, results of operations, or liquidity. SailPoint does not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.